UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2005

CELSION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-14242	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10220-L Old Columbia Road, Columbia, Maryland 21046-1705

(Address of principal executive offices) (Zip Code)

(410) 290-5390

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry in a Material Definitive Agreement;

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 8, 2005 Celsion Corporation (the “Company”) and Boston Scientific Corporation (“BSC”) entered into a First Amendment to Transaction Agreement (the “First Amendment”), amending the Transaction Agreement between the Company and BSC dated as of January 20, 2003 (the “Transaction Agreement”). A copy of the Transaction Agreement is attached as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on January 22, 2003. Pursuant to the First Amendment, BSC will lend the Company up to $15 million (the “Loan”) to be evidenced by one or more convertible secured promissory notes. The Loan has a term expiring on February 20, 2009 and will bear interest at a rate of prime plus 1 percent.

The Loan will be disbursed in three installments. The first installment, in the amount of $6 million, will be disbursed on or about August 11, 2005. The second and third disbursements are expected to occur on January 1, 2006 and May 1, 2006, respectively. The second and third disbursements are subject to the Company making continuing progress, to the reasonable satisfaction of BSC, with respect to the development of the Company’s Prolieve™ product.

Interest shall be due on the first to occur of (i) February 20, 2009, (ii) upon repayment of the principal amount and accrued interest in full, (iii) upon BSC’s exercise of its Option (hereinafter defined), or (iv) on conversion of the principal amount plus accrued interest, if any, to shares of Company’s common stock. The Company has the right to prepay the Loan at any time without penalty.

BSC has and shall continue to have a continuing security interest in the Company’s right, title and interest in the BPH Business and the BPH Assets (as those terms are defined in the Transaction Agreement), together with all proceeds with respect thereto.

Any failure to make any payment when due or upon the failure to comply with any other terms and provisions of a note shall be a default and shall entitle BSC to all of the rights and remedies available under applicable law, without notice, any right to cure, or obligation to make demand for payment. Upon a default, the entire unpaid principal balance, together with all accrued but unpaid interest and other sums due shall immediately become due and payable in full and BSC shall have the right to bring suit for such amount and to exercise any other remedies available. BSC has the right to confess judgment against the Company in the event of a default.

BSC may at any time convert in whole or in part the outstanding principal plus accrued interest into shares of the Company’s common stock at a minimum conversion price of $0.61 per share. Additionally, BSC may apply the outstanding principal plus accrued interest toward the Option Exercise Price (as defined in the Transaction Agreement) if BSC decides to exercise the option granted to BSC by the Company under the Transaction Agreement relating to the assets and technology with respect to the Company’s Prolieve™ product (the “Option”). The purchase price for the Option was amended and is fixed at $60 million.

A copy of the First Amendment is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated by reference herein. A copy of the related Convertible Secured Promissory Note, in the principal amount of $6 million (the “Note”), is attached hereto as Exhibit 99.2 and is incorporated by reference herein. The foregoing summary of the terms of the First Amendment and Loan is qualified in its entirety by the actual terms and conditions. The Company issued a press release on August 9, 2003 relating to this transaction. A copy of the press release is attached hereto as Exhibit 99.3.

The Company and BSC also entered into a First Amendment to Asset Purchase Agreement dated August 8, 2005 reflecting the amended purchase price for the Option and the use of the outstanding principal plus accrued interest of the Loan toward the Option Exercise Price (as defined in the Transaction Agreement) if BSC decides to exercise the Option.

Item 9.01. Financial Statements, and Exhibits.

(c)	Exhibits.

99.1	First Amendment to Transaction Agreement dated as of August 8, 2005, between Celsion Corporation and Boston Scientific Corporation

99.2	Convertible Secured Promissory Note dated as of August 8, 2005

99.3	Press Release issued by Celsion Corporation on August 9, 2005, announcing the transaction with Boston Scientific Corporation

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Celsion Corporation

Date: August 9, 2005	By:	/s/ Anthony P. Deasey
Anthony P. Deasey
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	First Amendment to Transaction Agreement dated as of August 8, 2005, between Celsion Corporation and Boston Scientific Corporation

99.2	Convertible Secured Promissory Note dated as of August 8, 2005

99.3	Press Release issued by Celsion Corporation on August 9, 2005, announcing the transaction with Boston Scientific Corporation